Exhibit 10.1

[ALLERGAN LETTERHEAD]

May 15, 2000

Jim McCollum

Vice President

Marketing and Sales

VISX, Incorporated

3400 Central Expressway

Santa Clara, CA 95051

Strategic Marketing Relationship

Dear Jim:

This letter sets forth the understanding between VISX, Incorporated (“VISX”), and Allergan, Inc. (“Allergan” and, collectively with VISX, the “Parties” and each a “Party”) with respect to the cross-marketing of VISX’s refractive products with Allergan’s Amadeus microkeratome in the United States, subject to the following terms and conditions, all of which apply to the United States only. In exchange for good and valuable consideration the receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Co-promotion.

(a) VISX will promote to VISX customers with incentives to upgrade their current VISX excimer lasers to VISX STAR S3TM excimer lasers and to upgrade their current microkeratomes to Allergan Amadeus microkeratomes. VISX will promote to users of non-VISX excimer lasers with incentives to trade their current excimer lasers and microkeratomes for VISX excimer lasers and Allergan Amadeus microkeratomes.

(b) Allergan will promote to VISX customers with incentives to upgrade their current VISX excimer lasers to VISX STAR S3 excimer lasers and to upgrade their current microkeratomes to Allergan Amadeus microkeratomes. Allergan will promote to users of non-VISX excimer lasers with incentives to trade their current excimer lasers and microkeratomes for VISX excimer lasers and Allergan Amadeus microkeratomes.

2.	Training.

(a) VISX will encourage its surgeon trainers (of VISX’s choosing and with the surgeon’s consent) who certify and train refractive surgeons on the VISX excimer laser to also train those surgeons on the Allergan Amadeus microkeratome, provided that they have the proper qualifications.

(b) Allergan will encourage its surgeon trainers (of Allergan’s choosing and with the surgeon’s consent) who certify and train refractive surgeons on the Allergan Amadeus microkeratome to also train those surgeons on VISX excimer lasers provided that they have the proper qualifications.

3.	Discounts.

(a) VISX will offer discounts on its excimer laser equipment and upgrades to provide incentives for customers to purchase Allergan’s microkeratome.

(b) Allergan will offer discounts on its microkeratome equipment and upgrades to provide incentives for customers to purchase VISX products.

4.	Financing.

(a) VISX will offer incentive programs on its excimer lasers to Hillside Finance and/or other finance companies to enable those companies to offer attractive financing to customers purchasing the VISX excimer laser and Allergan’s microkeratome.

(b) Allergan will offer incentive programs on its Amadeus microkeratomes to Hillside Finance and/or other finance companies to enable those companies to offer attractive financing to customers purchasing the VISX excimer laser and Allergan’s microkeratome.

5.	Promotion to Ophthalmologists.

(a) With Allergan’s support, VISX will promote Allergan surgical and therapeutic products to ophthalmologists, it being understood that VISX will inform ophthalmologists that such promotion is being conducted pursuant to an agreement between Allergan and VISX.

(b) With VISX’s support, Allergan will promote VISX products to ophthalmologists, it being understood that Allergan will inform ophthalmologists that such promotion is being conducted pursuant to an agreement between Allergan and VISX.

6.	Referrals.

(a) VISX will use reasonable efforts to cause its sales personnel to refer all leads for microkeratomes to Allergan.

(b) Allergan will use reasonable efforts to cause its sales personnel to refer all leads for excimer lasers to VISX.

7.	Website Promotion.

(a) If possible and if Allergan and VISX agree upon surgeon nomograms featuring the VISX excimer laser and the Allergan microkeratome, VISX will incorporate those nomograms into its website.

(b) If possible and if Allergan and VISX agree upon surgeon nomograms featuring the VISX excimer laser and the Allergan microkeratome, Allergan will incorporate those nomograms into its website.

8.	Exclusivity. VISX will promote Allergan microkeratomes only and Allergan will promote VISX excimer lasers and wavefront devices only. VISX will not conduct any of the activities listed in Sections 1 through 7 with respect to a microkeratome of any company other than Allergan and Allergan will not conduct any of the activities listed in Sections 1 through 7 with respect to an excimer laser of any company other than VISX.

9.	Training. Each Party shall ensure that its sales and marketing personnel who participate in the promotion of the other Party’s products have received adequate training in the proper promotion of those products. To that end, each Party at its own expense (except that each Party will pay the expenses of its own employees and representatives in attending any training session) will provide at least one training session in the proper promotion of its products for the other Party’s designated sales and marketing personnel.

10.	Use of Trademarks. Any proposed use of a Party’s trademark shall be submitted in writing to the Party to whom the trademark belongs for approval prior to use. If that Party does not object to the proposed use within ten (10) business days of receipt of the written proposal, the other Party shall be free to use the trademark only in the manner and for the purpose proposed.

11.	Confidentiality. The terms of this letter agreement shall be treated by each Party as confidential and shall not be disclosed without the prior written consent of the other Party. The fact that the Parties have entered into this letter agreement shall not be confidential.

12.	Indemnification. In exchange for good and valuable consideration, the receipt of which is hereby acknowledged:

(a)	Allergan hereby agrees to indemnify and defend VISX and any of its affiliates, employees or representatives against any and all third party claims that may be asserted against any of them arising out of or related to:

(i)	use of any Allergan product, including without limitation claims based on defects in any Allergan product;

(ii)	distribution or use in promotion by VISX or its employees or representatives of Allergan promotional materials;

(iii)	promotion by Allergan or its employees or representatives of VISX products (except distribution or use in promotion of VISX promotional materials); or

(iv)	an allegation that promotion of any Allergan product constitutes infringement of any United States patent or other intellectual property right.

If any such claim is asserted against any of the foregoing indemnitees, VISX shall have the right to select counsel to represent the indemnitees and Allergan shall pay all reasonable attorney’s fees and costs incurred in connection with defending against any such claim.

(b)	VISX hereby agrees to indemnify and defend Allergan and any of its affiliates, employees or representatives against any and all third party claims that may be asserted against any of them arising out of or related to:

(i)	use of any VISX product, including without limitation claims based on defects in any VISX product;

(ii)	distribution or use in promotion by Allergan or its employees or representatives of VISX promotional materials;

(iii)	promotion by VISX or its employees or representatives of Allergan products (except distribution or use in promotion of Allergan promotional materials); or

(iv)	an allegation that promotion of any VISX product constitutes infringement of any United States patent or other intellectual property right.

If any such claim is asserted against any of the foregoing indemnitees, Allergan shall have the right to select counsel to represent the indemnitees and VISX shall pay all reasonable attorney’s fees and costs incurred in connection with defending against any such claim.

13.

Term. Unless sooner terminated in accordance with Section 14, this letter agreement will have a term of one (1) year from the date hereof, and shall be automatically renewed, unless either Party delivers written notice to the other Party of its intention not to renew at least 10 days prior to the to the end of any term, for two (2) additional one (1) year terms. The obligations contained in Sections 11 and 12 shall survive the expiration of the term or any early termination in accordance with Section 14.

14.	Termination. Either Party may terminate this letter agreement for any reason, or for no reason, upon ninety (90) days prior written notice to the other Party. Either Party may terminate this letter agreement immediately upon written notice to the other Party if the other Party fails to perform any material obligation in this letter agreement.

15.	Notices. Notices under this letter agreement shall be addressed as follows:

If to Allergan:

F. Michael Ball

Corporate Vice President

and President, North America Region

and Global Eye Rx Business

Allergan, Inc.

2525 Dupont Drive

Irvine, California 92612

If to VISX:

Jim McCollum

Vice President

Marketing and Sales

VISX, Incorporated

3400 Central Expressway

Santa Clara, CA 95051

Either Party may change its notice instructions by providing written notice to the other party in accordance with this section.

16.	Restrictions on Liability. Neither Party shall have any liability to the other Party for failure to perform any obligation in this letter agreement, other than the obligations set out in Sections 10 through 21. Except as to Sections 10 through 21, this letter agreement shall not be enforceable against either Party or any affiliate of either Party. With respect to liability arising out of a failure to perform any obligation set out in Sections 10 through 17, except for damages arising out of the gross negligence of willful misconduct of either Party hereto, no Party or its affiliates shall be liable to the other Party or its affiliates for any incidental, consequential, special or punitive damages or lost profits, whether liability is asserted in contract or tort and irrespective of whether it has advised or been advised of the possibility of any such loss or damage.

17.	Relationship. This letter agreement will not make either Party the agent or legal representative of the other for any purpose. Neither Party will transact any business or make any promise or representation in the other Party’s name or on its behalf.

18.	No Assignment. This letter agreement may not be assigned by either Party without the other Party’s prior written consent, which shall not be unreasonably withheld.

19.	Entire Agreement. This letter agreement contains the entire agreement of the Parties and cancels all prior agreements, oral or written, related tot he subject matter hereof. This letter agreement may not be modified except by an instrument in writing executed by both Parties.

20.	Governing Law. This letter agreement will be governed by the laws of the State of California (without regard to conflict of law principles)

21.	Arbitration. Any dispute arising in connection with this letter agreement shall be submitted to, and finally determined by, arbitration conducted in the city of San Francisco, California, in accordance with the rules of the American Arbitration Association by a single arbitrator appointed in accordance with such rules. Judgment upon the final arbitration award may be entered in any court having proper jurisdiction thereof.

If you are in agreement with the above terms and conditions, please indicate your acceptance by signing in the space provided below, and return one original to me.

Very truly yours,

ALLERGAN, INC.

By:	/s/ F. Michael Ball
Name:	F. Michael Ball
Title:	Corporate Vice President

and President, North America Region

and Global Eye Rx Business

ACCEPTED AND AGREED:

VISX, INCORPORATED

By:	/s/ Jim McCollum
Name:	Jim McCollum
Title:	VISX President
Date:	5/15/00